Exhibit 99.1

Contact:	Stephanye Schuyler
Phone: 603-773-6465
Fax: 603-773-6665

Unitil Shareholders Elect Directors

Hampton, NH - April 21, 2004 - Unitil Corporation (AMEX:UTL) held its Annual Meeting of Shareholders today at the corporate office in Hampton, New Hampshire. Shareholders elected Dr. Robert V. Antonucci, David P. Brownell, Albert H. Elfner III, Michael B. Green and M. Brian O’Shaughnessy to the Board of Directors for three-year terms.

“Unitil’s financial benchmarks including net income, cash flow and balance sheet improved in 2004, and we delivered continued excellence in customer satisfaction and service reliability,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer.

In a presentation at the meeting, Mr. Schoenberger cited a number of significant accomplishments in 2004 including: record cash flow from operations; a total shareholder return of 15.3% for the year; successful implementation of Sarbanes-Oxley provisions relative to financial reporting and financial controls; improved customer satisfaction; and a jump of 35% in revenues from Usource, Unitil’s unregulated energy brokerage business. Mr. Schoenberger’s presentation is available on the company website at www.unitil.com.

Unitil Corporation (www.unitil.com) is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the Northeast.

This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to; variations in weather, changes in the regulatory environment, customers’ preferences on energy sources, general economic conditions, increased competition and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company.

Corporate Office

6 Liberty Lane West

Hampton, NH 03842-1720

Phone: 603-772-0775

Fax: 603-773-6605

Email: corp@unitil.com